Exhibit 99.1

For Immediate Release

April 11, 2017

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES FIRST QUARTER 2017 EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended March 31, 2017, of $760,000, or $0.43 per share of common stock, basic, and $0.42 per common share, diluted, compared to net income of $827,000, or $0.47 per share of common stock, basic, and $0.46 per common share, diluted, for the three months ended March 31, 2016. Basic and diluted average shares outstanding at March 31, 2017 were 1,784,584 and 1,805,522, respectively. Basic and diluted average shares outstanding at March 31, 2016 were 1,770,917 and 1,788,972, respectively.

Net income decreased $67,000 during the first quarter of 2017 resulting in an annualized return on assets of 0.96%, compared to 1.10% during the first quarter of 2016. The decrease in net income reflected a decrease of $115,000 in net interest income and an increase of $54,000 in noninterest expense, partially offset by an increase of $69,000 in noninterest income and a decrease of $33,000 in income taxes.

Net interest income decreased $115,000 to $2.5 million during the first quarter of 2017 reflecting a decrease of $108,000 in interest income and an increase of $7,000 in interest expense, as compared to the first quarter of 2016. For the three months ended March 31, 2017, our net interest margin was 3.44% compared to 3.40% for the three months ended December 31, 2016 and 3.81% for the three months ended March 31, 2016. The ratio of interest earnings assets to interest bearing liabilities was 1.30x at March 31, 2017 compared to 1.28x at March 31, 2016.

The increase of $69,000 in noninterest income to $1.1 million during the first quarter of 2017, as compared to the first quarter of 2016, was primarily due to increases of $43,000 in net income from mortgage banking operations and $27,000 in gains on the sales of securities. Noninterest expense increased $54,000 to $2.6 million during the first quarter of 2017, as compared to the first quarter of 2016, primarily due to increases of $50,000 in real estate owned expense and $31,000 in data processing and telecommunications expense, partially offset by a decrease of $20,000 in compensation and benefits expense.

The provision for loan losses remained stable at $30,000 during the first quarters of 2017 and 2016. Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses with a balance of $3.0 million, or 1.7% of total loans, at March 31, 2017 to be adequate. On this date, nonperforming loans totaled $1.6 million, or 0.87% of total loans.

Total assets at March 31, 2017 were $317.5 million compared to $319.3 million at December 31, 2016. Total deposits at March 31, 2017 were $258.6 million, compared to $258.7 million at December 31, 2016. Total stockholders’ equity increased to $47.4 million at March 31, 2017 from $46.2 million at December 31, 2016. The Company reported a book value per share of $26.32 at March 31, 2017. At March 31, 2017, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, common equity Tier 1, Tier 1 risk-based capital, and total risk-based capital ratios of 13.0%, 19.2%, 19.2%, and 20.5%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates five branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended March 31, 2017 and 2016, have been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.